EXHIBIT 23



                         Consent of Independent Auditors


The Board of Directors
FNB Corp.

We consent to incorporation by reference in the registration statement (No. 33-72686) on Form S-8 of FNB Corp. of our report dated March 13, 1998, relating to the consolidated balance sheets of FNB Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of FNB Corp.


                                             KPMG PEAT MARWICK LLP

Greensboro, North Carolina
March 31, 1998